Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 27, 2026
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2026

Porterville, Calif. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and six-month periods ended June 30, 2026. Sierra Bancorp reported consolidated net income of $9.9 million, or $0.77 per diluted share, for the second quarter of 2026, compared to $10.6 million, or $0.78 per diluted share, in the second quarter of 2025. Return on average assets was 1.09% and return on average equity was 10.90% for the second quarter of 2026.

For the first six months of 2026, the Company recognized net income of $22.4 million, or $1.72 per diluted share, as compared to $19.7 million, or $1.43 per diluted share, for the same period in 2025. The Company's improved financial performance metrics for the first half of 2026 include a net interest margin of 3.75% and an efficiency ratio of 57.70%, as compared to a net interest margin of 3.71% and efficiency ratio of 60.00% for the same period in 2025.

Highlights for the second quarter and first half of 2026:

●	Strong YTD Earnings and Profitability (first half compared to same period last year)
o	Diluted earnings per share increased by $0.29, or 20%, to $1.72 per diluted share.
o	Return on average assets rose to 1.24%, as compared to 1.09%.
o	Return on average equity expanded to 12.38%, as compared to 11.26%.
o	Net interest margin remained strong at 3.75%, increasing four basis points from 3.71%.
o	Efficiency ratio(1) improved to 57.70%, as compared to 60.00%.

●	Deposit Franchise Strength and Low Cost of Funds
o	Total deposits increased $54.6 million, or 2%, from December 31, 2025.
o	Noninterest-bearing deposits of $1.03 billion at June 30, 2026, represent 35.0% of total deposits.
o	Cost of total deposits declined to 1.11% compared to 1.30% in the second quarter of 2025, while cost of funds decreased to 1.31% from 1.49%.
o	Core non-maturity deposits increased $67.8 million, or 3%, from December 31, 2025.
o	Uninsured deposits, exclusive of public funds, are approximately 25% of total deposit balances.

●	Solid Capital and Liquidity
o	Tangible book value(1) per share increased to $26.19 at June 30, 2026, compared to $23.42 at December 31, 2025.
o	Repurchased 396,429 shares of stock during the first half of 2026.
o	Declared dividend of $0.27 per share, payable on August 10, 2026.
o	Strong regulatory Community Bank Leverage Ratio of 12.25%, at June 30, 2026, for our subsidiary Bank.
o	Tangible common equity ratio(1) of 9.19%, at June 30, 2026, on a consolidated basis.
o	Overall primary and secondary liquidity sources of $1.9 billion at June 30, 2026.

_______________________________

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

July 27, 2026

“Coming together is the beginning. Keeping together is progress. Working together is success.”  – Henry Ford

“We are proud to serve the Central Valley and Central Coast of California. Our strong commitment to these communities is reflected in our continued solid deposit growth during 2026,” stated Kevin McPhaill, CEO and President. “I am particularly proud of our ability to pivot, as demonstrated by the surge in loan growth in the last couple of months. This shift reflects the team’s laser focus on both loan and deposit growth. In particular, our loan pipeline increased significantly, and we expect this momentum to result in net loan growth in the second half of 2026. Our expense management strategies resulted in a nearly 2% cost reduction in year-to-date expenses compared to the same period last year. We closed the quarter with contagious optimism throughout our Bank, boosting my confidence in what we can accomplish in the next six months and beyond!” concluded Mr. McPhaill.

Quarterly Income Changes (comparisons to the second quarter of 2025)

●	Net income for the second quarter of 2026 decreased $0.7 million, or 7%, to $9.9 million. Net interest income remained stable, decreasing $0.2 million, while noninterest income increased slightly and noninterest expense decreased by $0.3 million. Noninterest expense in the second quarter of 2026 included approximately $0.5 million of severance and recruitment related charges resulting from a restructuring of the executive team. These changes were offset by a $1.1 million increase in credit loss expense on loans, resulting primarily from a $2.5 million specific reserve on a single agricultural production loan to a borrower in the lumber industry.
●	Noninterest income and noninterest expense changes included a $0.4 million increase in earnings from separate account life insurance and a $0.1 million increase in deferred compensation expense. Separate account life insurance income and deferred compensation expense are designed to offset each other.
●	Pre-tax pre-provision income(1) was $15.5 million, a slight increase over the second quarter of 2025.

Linked Quarter Income Changes (comparisons to the three months ended March 31, 2026)

●	Net income decreased $2.6 million, or 21%, from the prior linked quarter. The decrease was driven primarily by a $2.2 million increase in credit loss expense, due to the $2.5 million specific reserve mentioned above, and a $1.7 million increase in noninterest expense. The large increase in noninterest expense was related to deferred compensation market changes that are offset by similar changes to separate account life insurance, recorded in noninterest income. The changes in deferred compensation, including deferred directors’ fees, were $1.7 million. In addition, we had $0.5 million in severance and recruiting costs related to an executive leadership restructuring during the quarter. These unfavorable changes were partially offset by a $0.6 million increase in noninterest income.
●	Net interest income remained stable, decreasing $0.2 million from the linked quarter. Average interest-earning assets declined $43.0 million, or 1%, primarily due to lower loan and investment securities balances, while net interest margin remained stable at 3.74% compared to 3.75% in the linked quarter. Overall loan production activity increased throughout the quarter and the pipeline at June 30, 2026 is significantly elevated relative to the prior quarter end.
●	Noninterest income changes included a $1.8 million increase in earnings from separate account life insurance associated with deferred compensation arrangements, offset by a $1.7 million increase in related deferred compensation expense, recorded in noninterest expense. Deferred compensation expense increased primarily due to increases in participant account values resulting from favorable market performance during the quarter.
●	Other changes to noninterest income outside of the above mentioned included a $0.3 million increase in service charge income, primarily driven by higher deposit account fees, partially offset by several nonrecurring transactions in the first quarter of 2026, including a $0.4 million gain on the sale of fixed assets, a $0.4 million special FHLB dividend, and a $0.6 million increase in the fair value of bank stocks.

Year-to-Date Income Changes (comparisons to the first six months of 2025)

●	Net income increased $2.7 million, or 14%, to $22.4 million for the first six months of 2026. The increase was driven primarily by a $1.3 million increase in noninterest income, a $1.1 million decrease in provision for credit

Sierra Bancorp Financial Results

July 27, 2026

losses, and a $0.9 million decrease in noninterest expense. Diluted earnings per share increased 20% to $1.72 compared to $1.43 in the comparative period.
●	Net interest income increased $0.3 million due primarily to a four basis point increase in net interest margin to 3.75%, partially offset by slightly lower average earning assets. Funding costs declined meaningfully during the period, with cost of funds decreasing to 1.32% from 1.48% and cost of deposits declining to 1.14% from 1.31%.
●	Noninterest income increased $1.3 million, or 9%, compared to the first six months of 2025. The increase was driven primarily by a $0.5 million increase in earnings on separate account life insurance, a $0.3 million increase in cash surrender value income from life insurance, a $0.2 million increase in service charges and fees, and a $0.4 million gain on sale of fixed assets. These favorable variances were partially offset by lower securities gains.
●	Noninterest expense decreased $0.9 million, or 2%, compared to the first six months of 2025. The reduction was driven primarily by lower other operating expenses and deposit service costs, partially offset by increased occupancy expenses and higher professional service costs.
●	Pre-tax pre-provision income(1) was $32.2 million for the first half of 2026, an increase of $2.4 million, or 8%.

Balance Sheet Changes (comparisons to December 31, 2025, unless otherwise noted)

●	Total assets decreased $108.7 million, or 3%, to $3.72 billion during the first six months of 2026. The decline was primarily attributable to reductions in mortgage warehouse balances of $60.9 million and investment securities of $21.4 million.
●	Gross loans decreased $90.8 million, or 4%, due to a $60.9 million decrease in mortgage warehouse balances, a $13.9 million decrease in residential real estate loans, a $13.4 million decrease in other commercial loans, a $1.2 million decrease in commercial real estate, and a $2.5 million decrease in farmland loans. These decreases were partially offset by an increase of $1.4 million in construction loans.
●	Mortgage warehouse average balances increased $8.0 million during the second quarter of 2026 compared to the linked quarter, while ending balances declined by $21.0 million. Average balances of commercial real estate and commercial and industrial loans decreased during the quarter, and period-end balances remained relatively flat. However, loan production strengthened significantly as the quarter progressed, reflecting a shift in momentum entering the third quarter of 2026 and supporting an increased pipeline of commercial real estate and commercial and industrial lending opportunities.
●	Total deposits increased $54.6 million, or 2%. Growth was concentrated in noninterest-bearing demand deposits and non-maturing interest-bearing deposits. Customer deposits increased $57.5 million, while brokered deposits decreased $2.9 million during the period.
●	Other interest-bearing liabilities declined to $155.0 million at June 30, 2026, from $302.7 million at December 31, 2025. The $147.7 million decline was primarily due to a reduction in overnight borrowings used to fund mortgage warehouse lending activity.

_______________________________

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

July 27, 2026

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Net income	$9,919	$12,520	$10,633	$22,439	$19,734
Diluted earnings per share	$0.77	$0.96	$0.78	$1.72	$1.43
Return on average assets	1.09%	1.39%	1.16%	1.24%	1.09%
Return on average equity	10.90%	13.88%	12.08%	12.38%	11.26%

Net interest margin (tax-equivalent) (1)	3.74%	3.75%	3.68%	3.75%	3.71%
Yield on average loans	5.22%	5.26%	5.27%	5.24%	5.27%
Yield on investments	4.48%	4.44%	4.68%	4.46%	4.75%
Cost of average total deposits (3)	1.11%	1.17%	1.30%	1.14%	1.31%
Cost of funds (3)	1.31%	1.33%	1.49%	1.32%	1.48%
Efficiency ratio (tax-equivalent) (1) (2)	58.91%	56.45%	59.43%	57.70%	60.00%

Total assets	$3,720,611	$3,754,462	$3,770,302	$3,720,611	$3,770,302
Gross loans, amortized cost	$2,456,060	$2,466,794	$2,434,609	$2,456,060	$2,434,609
Noninterest demand deposits	$1,026,319	$1,028,678	$1,065,742	$1,026,319	$1,065,742
Total deposits	$2,930,991	$2,925,806	$2,974,469	$2,930,991	$2,974,469
Noninterest-bearing deposits over total deposits	35.0%	35.2%	35.8%	35.0%	35.8%

Shareholders' equity / total assets	9.86%	9.69%	9.43%	9.86%	9.43%
Tangible common equity ratio (2)	9.19%	9.02%	8.77%	9.19%	8.77%
Book value per share	$28.30	$27.78	$26.00	$28.30	$26.00
Tangible book value per share (2)	$26.19	$25.69	$23.98	$26.19	$23.98
Community bank leverage ratio (subsidiary bank)	12.25%	12.05%	11.75%	12.25%	11.75%
Tangible common equity ratio (subsidiary bank) (2)	11.37%	11.07%	10.77%	11.37%	10.77%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".
(3)	Includes noninterest bearing deposits.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.4 million for the second quarter of 2026, a decrease of $0.2 million, or 1%, compared to the second quarter of 2025. The decrease was primarily attributable to lower average interest-earning asset balances and yields, substantially offset by lower funding costs. Interest expense declined $1.5 million, or 13%, from the prior-year quarter, reflecting the benefits of lower deposit and wholesale funding costs.

For the second quarter of 2026, average interest-earning assets decreased $81.2 million, or 2%, from the same period in 2025, while the yield on those assets declined eight basis points to 5.02%. The decline in average earning assets was driven primarily by lower investment securities balances and decreases in real estate loans and agricultural production loans.

Average interest-bearing liabilities decreased $23.7 million in the second quarter of 2026 compared to the same period in 2025, while the cost of those liabilities declined 26 basis points to 1.92%. The quarterly decrease in cost was primarily attributable to a 28 basis point reduction in the cost of interest-bearing deposits and a 23 basis point reduction in the cost of borrowed funds. Average interest-bearing deposit balances declined $42.8 million from the prior-year quarter, comprised primarily of a decline in higher-cost customer time deposits which decreased $62.7 million and brokered deposits which declined $16.2 million. These changes were partially offset by higher average balances of federal funds purchased, which increased to fund mortgage warehouse lending activity.

Sierra Bancorp Financial Results

July 27, 2026

The reduction in funding costs more than offset the modest decline in earning asset yields, resulting in a six basis point increase in the net interest margin to 3.74% from 3.68% in the second quarter of 2025.

Compared to the linked first quarter of 2026, net interest income decreased $0.2 million. Average interest-earning assets declined $43.0 million, or 1%, while yields on earning assets decreased two basis points. Average interest-bearing liabilities declined $16.0 million and the cost of those liabilities decreased two basis points to 1.92%. As a result, interest margin was essentially stable at 3.74% for the second quarter of 2026, compared to 3.75% for the first quarter of 2026.

Net interest income for the first six months of 2026 increased $0.3 million to $61.0 million, compared to the same period in 2025. The increase resulted primarily from an improved net interest margin, driven by lower funding costs and partially offset by a modest decline in average earning assets. Average interest-earning assets decreased $19.6 million, or 1%, and the yield on those assets decreased nine basis points to 5.03%.

For the first six months of 2026, interest expense decreased $2.3 million to $21.1 million, compared to $23.4 million during the same period in 2025. The decrease was driven by a 23 basis point reduction in the cost of interest-bearing liabilities to 1.93%, partially offset by a $25.1 million increase in average interest-bearing liabilities. The reduction in funding costs contributed to a four basis point increase in net interest margin to 3.75% for the first six months of 2026, compared to 3.71% for the same period in 2025.

At June 30, 2026, approximately $457.5 million, or 19%, of the Company's loan portfolio consisted of mortgage warehouse facilities, which generally reprice immediately as interest rates change. In addition, approximately $214.4 million of collateralized loan obligations and other floating-rate securities within the available-for-sale portfolio continue to provide asset sensitivity through periodic rate resets.

Credit Loss Expense

The credit loss expense on loans was $2.3 million for the second quarter of 2026, compared to $1.2 million for the second quarter of 2025. For the first six months of 2026, the provision for credit losses on loans was $2.4 million, compared to $3.2 million for the same period in 2025. A $2.5 million specific reserve established on an agricultural production loan during the second quarter of 2026 was the primary driver of the increase in credit loss expense for the quarterly comparison. Despite this reserve build, year-to-date credit loss expense benefited from a $6.1 million reduction in net charge-offs compared to the first six months of 2025.

The Company recorded a benefit for credit losses on unfunded commitments of $0.1 million during the second quarter of 2026 and a benefit of $0.1 million for the first six months of 2026, compared to a benefit of less than $0.1 million for the second quarter of 2025 and a provision of $0.1 million for the first six months of 2025.

The Company also recorded an immaterial benefit related to credit losses on held-to-maturity debt securities during the first six months of 2026. No provision for credit losses was recorded on available-for-sale debt securities during the periods presented. Although certain debt securities remained in an unrealized loss position, the declines in fair value were primarily attributable to changes in market interest rates and not to expected credit losses.

Noninterest Income

Total noninterest income increased $0.6 million, or 8%, to $8.6 million in the second quarter of 2026 from $8.0 million in the linked quarter. The increase was driven primarily by a $1.8 million favorable change in earnings on separate account life insurance and an increase of $0.3 million in service charges and fees on deposits. This increase was partially offset by the absence of several non-recurring income items recognized during the first quarter of 2026, including a $0.4 million gain on the sale of fixed assets, a $0.4 million special FHLB dividend, and a $0.6 million increase in the fair value of bank stocks.

Compared to the second quarter of 2025, total noninterest income was unchanged at $8.6 million. Favorable variances included a $0.4 million increase in earnings on separate account BOLI, a $0.1 million increase in service charges and fees

Sierra Bancorp Financial Results

July 27, 2026

on deposit accounts, and a modest increase in cash surrender value income from life insurance. These improvements were largely offset by a $0.6 million decrease in other income, mainly due to a decrease in gain on life insurance proceeds.

For the first six months of 2026, noninterest income increased $1.3 million, or 9%, to $16.5 million compared to $15.2 million for the same period in 2025. The increase was driven primarily by a $0.5 million increase in earnings on separate account life insurance, a $0.3 million increase in cash surrender value income from life insurance, a $0.2 million increase in service charges and fees on deposit accounts, and a $0.4 million favorable variance from gains on sales of fixed assets. These favorable changes were partially offset by lower gains on sale of investment securities.

The Company’s non‑qualified deferred compensation plan for officers and directors allows participants to defer a portion of their earnings and select from various hypothetical investment alternatives to determine their individual returns. The Company economically offsets this liability with separate account life insurance policies that are invested in similar underlying fund types within the life insurance policy. Because the deferred compensation liability and the separate account life insurance asset are not contractually linked, differences in balances, fund performance, and insurance costs can result in temporary timing mismatches between changes in separate account life insurance income and the related deferred compensation expense.

Earnings on separate account life insurance were $1.4 million for the second quarter of 2026, compared to a loss of $0.4 million in the linked quarter and earnings of $1.0 million in the second quarter of 2025. For the first six months of 2026, earnings on separate account life insurance totaled $1.0 million, compared to $0.5 million for the same period in 2025. These changes reflect market-driven fluctuations in the value of the underlying investment alternatives and do not represent changes in the operating performance or credit quality of the Company.

The majority of the related deferred compensation expense or benefit is reported within professional services expense under deferred directors' fees, as it primarily relates to directors' deferred compensation elections. Deferred directors' fee expense was $1.0 million during the second quarter of 2026, compared to a benefit of $0.6 million in the linked quarter and expense of $0.9 million in the second quarter of 2025. For the first six months of 2026, deferred directors' fee expense totaled $0.5 million, compared to $0.5 million during the same period in 2025.

Noninterest Expense

Total noninterest expense increased $1.7 million, or 8%, to $23.5 million during the second quarter of 2026 from $21.8 million in the linked first quarter of 2026 primarily due to deferred compensation expense described above.

Compared to the second quarter of 2025, total noninterest expense decreased $0.3 million, or 1%. Salaries and benefits expense remained essentially unchanged from the prior year quarter. Other noninterest expense decreased $0.3 million, primarily due to lower deposit service costs and other operating expenses. These favorable variances were partially offset by higher deferred compensation expense, legal and accounting costs, and directors' fees.

For the first six months of 2026, noninterest expense decreased $0.9 million, or 2%, to $45.3 million from $46.2 million for the same period in 2025. Salaries and benefits decreased $0.3 million, while other noninterest expense declined $0.7 million. The improvement was primarily attributable to lower deposit service costs, lower operating expenses, and reduced sundry and teller expenses, partially offset by higher occupancy costs, legal and accounting expenses, and director-related costs. These results reflect management's continued focus on maintaining a relatively flat expense base while selectively investing in strategic growth initiatives, technology enhancements, regulatory compliance, and customer service capabilities.

Overall full-time equivalent employees were 452 at June 30, 2026, as compared to 465 at December 31, 2025, and 494 at June 30, 2025.

The Company's effective tax rate was 25.3% for the second quarter of 2026, unchanged from the second quarter of 2025 and as compared to 25.2% in the linked first quarter of 2026. For the first six months of 2026, the effective tax rate was

Sierra Bancorp Financial Results

July 27, 2026

25.2%, compared to 25.5% for the same period in 2025. The lower year-to-date effective tax rate reflects the continued benefit of tax-exempt income and tax credit investments as a percentage of pre-tax earnings.

Balance Sheet Summary

Total assets decreased $108.7 million, or 3%, during the first six months of 2026 to $3.72 billion at June 30, 2026. The decline was primarily attributable to a $90.8 million decrease in gross loans and a $21.4 million decrease in investment securities, partially offset by a $7.1 million increase in cash and cash equivalents.

The decrease in gross loan balances compared to December 31, 2025, was primarily driven by a $60.9 million reduction in mortgage warehouse balances, reflecting normal fluctuations in mortgage origination activity and secondary market demand. Other changes in loan balances were primarily attributable to scheduled paydowns, payoffs, and normal customer activity. Despite the decline in period-end balances, mortgage warehouse average balances increased $8.0 million during the second quarter of 2026 compared to the linked quarter. Average balances of commercial real estate and commercial and industrial loans declined modestly during the quarter, while period-end balances remained relatively stable. As the quarter progressed, however, loan production strengthened significantly, reflecting a shift in momentum entering the third quarter of 2026. This improvement was particularly evident within the commercial real estate and commercial and industrial portfolios and resulted in an enhanced pipeline of lending opportunities entering the second half of the year.

The Company's loan portfolio remains diversified, with commercial real estate representing 57% of total loans, mortgage warehouse balances representing 19%, residential real estate comprising 14%, and other commercial loans representing 7% of the portfolio at June 30, 2026. Commercial real estate balances remained relatively stable during the first six months of the year despite elevated payoff activity, reflecting continued success in replacing runoff with new production.

As indicated in the loan rollforward table below, new credit extended for the second quarter of 2026 increased $41.6 million over the linked quarter to $49.4 million and increased $1.2 million over the same period in 2025. The Company also had $59.6 million in loan paydowns and maturities, a $27.4 million decline in line of credit utilization, and a decrease of $60.9 million in mortgage warehouse facility utilization for the first half of 2026.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Gross loans beginning balance	$2,466,891	$2,546,880	$2,306,762	$2,546,880	$2,331,341
New credit extended	49,370	7,811	48,147	57,181	114,517
Changes in line of credit utilization (1)	(4,841)	(22,592)	2,587	(27,433)	(9,542)
Change in mortgage warehouse	(20,997)	(39,880)	118,665	(60,877)	75,496
Pay-downs, maturities, charge-offs and amortization	(34,217)	(25,328)	(41,556)	(59,545)	(77,207)
Gross loans ending balance	2,456,206	2,466,891	2,434,605	$2,456,206	$2,434,605
Deferred costs and (fees), net	(146)	(97)	4	(146)	4
Gross loans, amortized cost	$2,456,060	$2,466,794	$2,434,609	$2,456,060	$2,434,609

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Sierra Bancorp Financial Results

July 27, 2026

A summary of the Company’s unfunded commitments and utilization is presented below (dollars in thousands, unaudited):

	June 30, 2026		December 31, 2025		June 30, 2025
	Line Available (2)	Utilization %	Line Available (2)	Utilization %	Line Available (2)	Utilization %
Real estate:
Residential real estate	$12,457	48.15%	$15,726	44.50%	$18,792	40.69%
Commercial real estate	20,230	87.59%	23,203	86.93%	29,150	84.50%
Other construction/land	985	92.15%	2,634	79.10%	5,781	54.22%
Farmland	3,372	79.32%	3,126	80.20%	4,968	66.73%
Total real estate	37,044	82.84%	44,689	80.92%	58,691	76.27%
Other commercial	172,504	48.94%	187,084	48.81%	202,473	44.39%
Consumer	4,461	22.62%	4,580	24.29%	4,789	23.81%
Subtotal (1)	214,009	61.75%	236,353	61.00%	265,953	56.94%
Mortgage warehouse facilities	336,543	57.61%	247,667	67.67%	334,604	54.57%
Overdrafts - Commercial and Consumer	66,452	1.46%	69,112	1.40%	69,944	1.24%
Total	$617,004	56.58%	$553,132	61.64%	$670,501	52.95%

Unused commitment as a percent of gross loans, amortized cost	25.12%		21.72%		27.54%
Unused mortgage warehouse facilities as percent of gross loans, amortized cost	13.70%		9.72%		13.74%

(1)	Excludes mortgage warehouse facilities and overdraft lines, both of which are unconditionally cancellable.
(2)	Represents unfunded loan commitments available to customers.

Total deposits increased $54.6 million, or 2%, during the first six months of 2026. Core non-maturity deposits increased $67.8 million, or 3%, while customer time deposits decreased $10.3 million, or 2%. Wholesale brokered deposits decreased $2.9 million during the period due to growth in core deposits. Noninterest-bearing deposits increased $30.7 million during the first six months of 2026 and represented 35.0% of total deposits at June 30, 2026, compared to 34.6% at December 31, 2025, and 35.8% at June 30, 2025. The Company's strong base of noninterest-bearing deposits continued to support a favorable funding mix and contributed to lower funding costs.

Total borrowed funds totaled $363.0 million at June 30, 2026, consisting of $122.4 million in customer repurchase agreements, $120.0 million in overnight borrowings, $35.0 million in FHLB term advances, $49.5 million in long-term debt, and $36.1 million in subordinated debentures. Compared to December 31, 2025, total borrowed funds decreased $156.1 million, primarily due to a reduction in overnight borrowings and FHLB term advances as mortgage warehouse balances declined.

Overall uninsured deposits are estimated to be approximately $734.2 million, or 25% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $285 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such a customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At June 30, 2026, the Company had approximately 114,000 accounts and the 25 largest deposit balance customers had balances of approximately 11% of overall deposits. During the second quarter of 2026, there were seasonality fluctuations in the normal course of business, and one new customer addition to the composition of our 25 largest deposit balance customers.

Sierra Bancorp Financial Results

July 27, 2026

The Company continues to have substantial liquidity which is managed daily. At June 30, 2026, and December 31, 2025, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	6/30/2026	12/31/2025
Cash and cash equivalents	$142,695	$135,628
Unpledged investment securities	528,091	551,406
Excess pledged securities	52,540	35,620
FHLB borrowing availability	611,578	629,481
Unsecured lines of credit	366,785	250,785
Funds available through fed discount window	243,782	254,908
Totals	$1,945,471	$1,857,828

Total capital was $366.9 million at June 30, 2026, reflecting an increase of $2.0 million compared to $364.9 million at December 31, 2025. The increase in equity during the first six months of 2026 was primarily attributable to $22.4 million in net income, partially offset by $14.4 million in share repurchases, $6.8 million in cash dividends declared, and a $1.0 million increase in accumulated other comprehensive loss, primarily related to changes in the fair value of investment securities. The remaining difference was related to activity from stock options and restricted stock during the year.

Asset Quality

Total nonperforming assets, comprised of nonperforming loans and foreclosed assets, decreased $4.3 million to $10.5 million at June 30, 2026, from $14.8 million at December 31, 2025. The Company's ratio of nonperforming loans to gross loans improved to 0.43% at June 30, 2026, compared to 0.52% at December 31, 2025. The decline in nonperforming assets was primarily attributable to reductions in nonperforming commercial and agricultural credits, as well as the timely resolution and sale of an OREO asset in March 2026. Management individually evaluates all nonperforming loans for expected credit losses on a quarterly basis and believes the allowance for credit losses established for such loans is appropriate.

At June 30, 2026, loans past due 30 to 89 days and still accruing totaled $5.4 million compared to $6.8 million at December 31, 2025. Approximately $4.6 million of this balance related to a single commercial real estate loan that became 30 days past due near the end of the second quarter. Management believes the loan is well secured, with an estimated current loan-to-value ratio of approximately 51%, and therefore does not consider the credit to present a significant loss exposure.

The allowance for credit losses on loans increased $2.1 million to $23.6 million at June 30, 2026, compared to $21.5 million at December 31, 2025. The increase was primarily attributable to a $2.5 million reserve on a single agricultural loan, described earlier. Despite the higher allowance balance, asset quality metrics remained strong, with net charge-offs totaling $0.2 million during the first six months of 2026 compared to $6.3 million during the same period in 2025. The allowance for credit losses represented 0.96% of gross loans at June 30, 2026, compared to 0.84% at December 31, 2025.

Sierra Bancorp Financial Results

July 27, 2026

The following tables highlight the coverage ratios by loan category at June 30, 2026, March 31, 2026, and December 31, 2025:

Allowance for Credit Losses on Loans by Category
(Dollars in Thousands, Unaudited)
	As of June 30, 2026
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,389,730	$15,913	56.58%	1.15%
Other construction/land	15,851	307	0.65%	1.94%
Farmland	65,759	532	2.68%	0.81%
Total real estate (2)	1,471,340	16,752	59.91%	1.14%
Other Commercial	179,164	4,895	7.29%	2.73%
Consumer loans (including overdrafts)	2,524	108	0.10%	4.28%
Subtotal (2) (3)	1,653,028	21,755	67.30%	1.32%
Residential real estate	345,575	1,320	14.07%	0.38%
Mortgage warehouse facilities	457,457	525	18.63%	0.11%
Gross loans, amortized cost	$2,456,060	$23,600	100.00%	0.96%

	As of March 31, 2026
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,381,770	$15,977	56.01%	1.16%
Other construction/land	15,242	299	0.62%	1.96%
Farmland	66,218	542	2.68%	0.82%
Total real estate (2)	1,463,230	16,818	59.32%	1.15%
Other Commercial	172,653	2,351	7.00%	1.36%
Consumer loans (including overdrafts)	2,597	109	0.11%	4.20%
Subtotal (2) (3)	1,638,480	19,278	66.42%	1.18%
Residential real estate	349,860	1,368	14.18%	0.39%
Mortgage warehouse facilities	478,454	604	19.40%	0.13%
Gross loans, amortized cost	$2,466,794	$21,250	100.00%	0.86%

	As of December 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,390,890	$16,354	54.61%	1.18%
Other construction/land	14,414	296	0.57%	2.05%
Farmland	68,307	496	2.68%	0.73%
Total real estate (2)	1,473,611	17,146	57.86%	1.16%
Other Commercial	192,577	2,146	7.56%	1.11%
Consumer loans (including overdrafts)	2,810	112	0.11%	3.99%
Subtotal (2) (3)	1,668,998	19,404	65.53%	1.16%
Residential real estate	359,514	1,411	14.12%	0.39%
Mortgage warehouse facilities	518,333	665	20.35%	0.13%
Gross loans, amortized cost	$2,546,845	$21,480	100.00%	0.84%

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.
(2)	Does not include residential real estate.
(3)	Does not include mortgage warehouse facilities.

Mortgage warehouse balances historically have incurred nominal losses and therefore carry a significantly lower reserve than other loan categories. At June 30, 2026, mortgage warehouse balances totaled $457.5 million and represented approximately 19% of the loan portfolio, while the related allowance was $0.5 million, or 0.11% of outstanding balances.

Sierra Bancorp Financial Results

July 27, 2026

Excluding mortgage warehouse balances and residential real estate loans, the allowance for credit losses as a percentage of gross loans was 1.32% at June 30, 2026, compared to 1.18% at March 31, 2026, and 1.16% at December 31, 2025.

The Company's largest loan segment, commercial real estate, continues to maintain a strong reserve coverage ratio of 1.15% at June 30, 2026. The most significant change in reserve levels occurred within the other commercial loan portfolio, where the allowance increased to $4.9 million, or 2.73% of loans, compared to $2.4 million, or 1.36%, at March 31, 2026. The increase primarily reflects an increase in specific reserves discussed above as well as changes in portfolio composition and management's assessment of credit risk within the segment.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of June 30, 2026, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors by call report category.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 49th year of operations and strives to be the preeminent bank headquartered in the South San Joaquin Valley.

Bank of the Sierra offers a broad range of retail and commercial banking services through its 34 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. Bank of the Sierra is recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 27, 2026

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Cash and due from banks	$142,695	$156,372	$135,628	$95,501	$130,012
Investment securities
Available-for-sale, at fair value	611,822	615,401	625,330	596,933	668,834
Held-to-maturity, amortized cost, net of allowance for credit losses	282,880	287,583	290,811	294,511	298,484
Total investment securities	894,702	902,984	916,141	891,444	967,318
Real estate loans
Residential real estate	345,575	349,860	359,514	364,277	371,415
Commercial real estate	1,389,730	1,381,770	1,390,890	1,404,681	1,392,075
Other construction/land	15,851	15,242	14,414	13,420	11,662
Farmland	65,759	66,218	68,307	67,860	67,967
Total real estate loans	1,816,915	1,813,090	1,833,125	1,850,238	1,843,119
Other commercial	179,164	172,653	192,577	185,958	186,620
Mortgage warehouse facilities	457,457	478,454	518,333	452,683	401,896
Consumer loans	2,524	2,597	2,810	2,909	2,974
Gross loans, amortized cost	2,456,060	2,466,794	2,546,845	2,491,788	2,434,609
Allowance for credit losses on loans	(23,600)	(21,250)	(21,480)	(25,180)	(21,680)
Net loans	2,432,460	2,445,544	2,525,365	2,466,608	2,412,929

Bank premises and equipment	14,053	14,447	14,974	15,056	15,285
Other assets	236,701	235,115	237,171	240,768	244,758
Total assets	$3,720,611	$3,754,462	$3,829,279	$3,709,377	$3,770,302

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,026,319	$1,028,678	$995,623	$1,072,927	$1,065,742
Interest-bearing transaction accounts	591,515	604,016	581,746	635,279	603,294
Savings deposits	364,455	364,830	365,064	357,107	352,803
Money market deposits	179,706	153,438	151,760	156,255	148,084
Customer time deposits	451,819	454,459	462,153	476,242	514,596
Brokered deposits	317,177	320,385	320,090	234,950	289,950
Total deposits	2,930,991	2,925,806	2,876,436	2,932,760	2,974,469

Repurchase agreements	122,364	127,811	130,853	125,749	126,509
Long-term debt	49,528	49,506	49,483	49,461	49,438
Subordinated debentures	36,106	36,061	36,017	35,972	35,928
Other interest-bearing liabilities	155,000	185,000	302,700	135,000	154,400
Total deposits and interest-bearing liabilities	3,293,989	3,324,184	3,395,489	3,278,942	3,340,744

Allowance for credit losses on unfunded loan commitments	570	660	710	790	810
Other liabilities	59,155	65,904	68,217	69,562	73,041
Total capital	366,897	363,714	364,863	360,083	355,707
Total liabilities and capital	$3,720,611	$3,754,462	$3,829,279	$3,709,377	$3,770,302

Sierra Bancorp Financial Results

July 27, 2026

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	—	13	52	132	294
Total intangible assets	$27,357	$27,370	$27,409	$27,489	$27,651

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Nonperforming loans	$10,544	$10,410	$13,231	$14,006	$14,981
Foreclosed assets	—	—	1,565	1,839	—
Total nonperforming assets	$10,544	$10,410	$14,796	$15,845	$14,981

Quarterly net (recoveries) charge offs	$(67)	$307	$2,915	$209	$6,580

Past due and still accruing (30-89)	$5,424	$907	$6,835	$187	$3,033
Classified loans	$29,304	$31,595	$31,433	$32,111	$35,700

Nonperforming loans / gross loans, amortized cost	0.43%	0.42%	0.52%	0.56%	0.62%
NPA's / loans plus foreclosed assets	0.43%	0.42%	0.58%	0.64%	0.62%
Allowance for credit losses on loans / gross loans, amortized cost	0.96%	0.86%	0.84%	1.01%	0.89%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Shareholders' equity / total assets	9.86%	9.69%	9.53%	9.71%	9.43%
Gross loans, amortized cost / deposits	83.80%	84.31%	88.54%	84.96%	81.85%
Noninterest-bearing deposits / total deposits	35.02%	35.16%	34.61%	36.58%	35.83%
Core non-maturity deposits	$2,161,995	$2,150,962	$2,094,193	$2,221,568	$2,169,923
Deferred loan (costs)/fees	$(146)	$(97)	$(35)	$9	$4

Sierra Bancorp Financial Results

July 27, 2026

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Interest income	$40,939	$41,196	$42,717	$82,135	$84,170
Interest expense	10,527	10,588	12,064	21,115	23,405
Net interest income	30,412	30,608	30,653	61,020	60,765

Credit loss expense - loans	2,283	77	1,210	2,360	3,171
Credit loss (benefit) expense - unfunded commitments	(90)	(50)	(10)	(140)	100
Credit loss (benefit) - debt securities held-to-maturity	-	(1)	-	(1)	-
Net interest income after credit loss (benefit)	28,219	30,582	29,453	58,801	57,494

Service charges and fees on deposit accounts	5,987	5,673	5,855	11,660	11,436
Net gain on sale of securities available-for-sale	-	-	1	-	124
Net gain (loss) on sale of fixed assets	-	360	(19)	360	(22)
Increase in cash surrender value of life insurance	416	419	343	835	581
Earnings (loss) on separate account life insurance	1,386	(379)	973	1,006	470
Other income	781	1,896	1,400	2,678	2,606
Total noninterest income	8,570	7,969	8,553	16,539	15,195

Salaries and benefits	12,548	12,700	12,544	25,247	25,547
Occupancy expense	3,204	3,085	3,142	6,289	6,120
Other noninterest expenses	7,758	6,039	8,081	13,798	14,517
Total noninterest expense	23,510	21,824	23,767	45,334	46,184

Income before taxes	13,279	16,727	14,239	30,006	26,505
Provision for income taxes	3,360	4,207	3,606	7,567	6,771
Net income	$9,919	$12,520	$10,633	$22,439	$19,734

TAX DATA
Tax-exempt muni income	$1,678	$1,624	$1,577	$3,302	$3,153
Interest income - fully tax equivalent	$41,385	$41,628	$43,136	$83,013	$85,008

Sierra Bancorp Financial Results

July 27, 2026

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Basic earnings per share	$0.77	$0.96	$0.78	$1.74	$1.44
Diluted earnings per share	$0.77	$0.96	$0.78	$1.72	$1.43
Common dividends	$0.26	$0.26	$0.25	$0.52	$0.50

Weighted average shares outstanding	12,848,133	12,988,932	13,563,910	12,917,542	13,692,003
Weighted average diluted shares	12,959,127	13,097,176	13,637,252	13,027,893	13,777,006

Book value per basic share (EOP)	$28.30	$27.78	$26.00	$28.30	$26.00
Tangible book value per share (EOP) (1)	$26.19	$25.69	$23.98	$26.19	$23.98

Common shares outstanding (EOP)	12,963,397	13,093,184	13,681,828	12,963,397	13,681,828
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Return on average equity	10.90%	13.88%	12.08%	12.38%	11.26%
Return on average assets	1.09%	1.39%	1.16%	1.24%	1.09%
Net interest margin (tax-equivalent) (1)	3.74%	3.75%	3.68%	3.75%	3.71%
Efficiency ratio (tax-equivalent) (1) (2)	58.91%	56.45%	59.43%	57.70%	60.00%
Net charge-offs (recoveries) / average loans (not annualized)	0.00%	0.01%	0.27%	0.01%	0.27%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 27, 2026

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)	As of:
	6/30/2026	3/31/2026	6/30/2025
Total stockholders' equity	$366,897	$363,714	$355,707
Less: goodwill and other intangible assets	27,357	27,370	27,651
Tangible common equity	$339,540	$336,344	$328,056

Total assets	$3,720,611	$3,754,462	$3,770,302
Less: goodwill and other intangible assets	27,357	27,370	27,651
Tangible assets	$3,693,254	$3,727,092	$3,742,651

Total stockholders' equity (bank only)	$447,070	$439,623	$430,250
Less: goodwill and other intangible assets (bank only)	27,357	27,370	27,651
Tangible common equity (bank only)	$419,713	$412,253	$402,599

Total assets (bank only)	$3,718,414	$3,751,904	$3,766,071
Less: goodwill and other intangible assets (bank only)	27,357	27,370	27,651
Tangible assets (bank only)	$3,691,057	$3,724,534	$3,738,420

Common shares outstanding	12,963,397	13,093,184	13,681,828

Book value per common share (total stockholders' equity / shares outstanding)	$28.30	$27.78	$26.00
Tangible book value per common share (tangible common equity / shares outstanding)	$26.19	$25.69	$23.98
Equity ratio - GAAP (total stockholders' equity / total assets	9.86%	9.69%	9.43%
Tangible common equity ratio (tangible common equity / tangible assets)	9.19%	9.02%	8.77%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.37%	11.07%	10.77%

	For the three months ended:			For the six months ended:
Efficiency Ratio:	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Noninterest expense	$23,510	$21,824	$23,767	$45,334	46,184
Divided by:
Net interest income	30,412	30,608	30,653	61,020	60,765
Tax-equivalent interest income adjustments	446	432	419	878	838
Net interest income, adjusted	30,858	31,040	31,072	61,898	61,603
Noninterest income	8,570	7,969	8,553	16,539	15,195
Less gain (loss) on sale of securities	-	-	1	-	124
Less (loss) gain on sale of fixed assets	-	360	(19)	360	(22)
Tax-equivalent noninterest income adjustments	479	11	350	489	279
Noninterest income, adjusted	9,049	7,620	8,921	16,668	15,372
Net interest income plus noninterest income, adjusted	$39,907	$38,660	$39,993	$78,566	$76,975
Efficiency Ratio (tax-equivalent)	58.91%	56.45%	59.43%	57.70%	60.00%

	For the three months ended:			For the six months ended:
Pre-tax pre-provision income:	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Net income	$9,919	$12,520	$10,633	$22,439	$19,734
Add: Provision for income taxes	3,360	4,207	3,606	7,567	6,771
Add: Provision for credit losses	2,193	26	1,200	2,219	3,271
Pre-tax pre-provision income	$15,472	$16,753	$15,439	$32,225	$29,776

Sierra Bancorp Financial Results

July 27, 2026

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
Noninterest income:	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Service charges and fees on deposit accounts
Interchange income on debit cards	$2,077	$1,941	$2,056	$4,018	$4,008
Business analysis fees	1,174	1,030	1,123	2,204	2,157
Overdraft fee income	1,313	1,324	1,255	2,637	2,500
Other service charges and fees	1,423	1,378	1,421	2,801	2,771
Net (loss) gain on sale of securities available-for-sale	—	—	1	—	124
Gain (loss) on sale of fixed assets	—	360	(19)	360	(22)
Increase in cash surrender value of life insurance	416	419	343	835	581
(Loss) earnings on separate account life insurance	1,386	(379)	973	1,006	470
Other	781	1,896	1,400	2,678	2,606
Total noninterest income	$8,570	$7,969	$8,553	$16,539	$15,195
As a % of average interest-earning assets (1)	1.04%	0.96%	1.01%	1.00%	0.91%

Noninterest expense:
Salaries and employee benefits
Salary and incentives	$10,403	$10,409	$10,463	$20,811	$21,150
Employee benefits	2,009	2,288	1,953	4,297	4,253
Deferred compensation	136	3	128	139	144
Occupancy costs	3,204	3,085	3,142	6,289	6,120
Advertising and marketing costs	338	333	405	670	753
Data processing costs	1,657	1,583	1,566	3,240	3,064
Deposit services costs	1,983	1,948	2,118	3,931	4,109
Loan services costs				—
Loan processing	117	113	113	231	251
Foreclosed assets	1	17	(2)	18	2
Other operating costs	772	779	1,078	1,551	2,006
Professional services costs				—
Legal and accounting services	572	557	419	1,129	1,070
Director's costs	337	356	309	692	619
Deferred directors' fees cost/(benefit)	1,039	(572)	948	467	504
Other professional services	694	698	711	1,394	1,417
Stationery and supply costs	100	97	132	197	233
Sundry and tellers	148	130	284	278	489
Total noninterest expense	$23,510	$21,824	$23,767	$45,334	$46,184
As a % of average interest-earning assets (1)	2.85%	2.64%	2.81%	2.74%	2.78%
Efficiency ratio (tax-equivalent) (2)(3)	58.91%	56.45%	59.43%	57.70%	60.00%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 27, 2026

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	6/30/2026			3/31/2026			6/30/2025
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 11,265	$ 112	3.99%	$ 23,411	$ 211	3.66%	$ 18,122	$ 211	4.67%
Taxable	695,359	7,965	4.59%	709,417	7,993	4.57%	770,413	9,295	4.84%
Non-taxable	207,513	1,678	4.11%	203,801	1,624	4.09%	196,364	1,577	4.08%
Total investments	914,137	9,755	4.48%	936,629	9,828	4.44%	984,899	11,083	4.68%

Loans: (3)
Real estate	1,803,504	22,250	4.95%	1,822,696	22,391	4.98%	1,849,725	22,589	4.90%
Agricultural production	58,703	723	4.94%	62,795	724	4.68%	72,933	915	5.03%
Commercial	106,435	1,531	5.77%	111,734	1,597	5.80%	109,407	1,612	5.91%
Consumer	2,445	54	8.86%	2,601	55	8.58%	3,214	64	7.99%
Mortgage warehouse facilities	422,257	6,608	6.28%	414,272	6,589	6.45%	368,592	6,440	7.01%
Other	2,393	18	3.02%	2,146	12	2.27%	2,351	14	2.39%
Total loans	2,395,737	31,184	5.22%	2,416,244	31,368	5.26%	2,406,222	31,634	5.27%
Total interest-earning assets (4)	3,309,874	40,939	5.02%	3,352,873	41,196	5.04%	3,391,121	42,717	5.10%
Other earning assets	17,935			17,069			17,062
Non-earning assets	318,610			283,935			280,045
Total assets	$ 3,646,419			$ 3,653,877			$ 3,688,228

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 237,488	$ 1,263	2.13%	$ 224,131	$ 1,104	2.00%	$ 224,649	$ 1,420	2.54%
NOW	361,845	97	0.11%	356,648	75	0.09%	375,695	140	0.15%
Savings accounts	366,475	111	0.12%	363,512	105	0.12%	354,798	97	0.11%
Money market	171,583	772	1.80%	154,469	616	1.62%	146,193	608	1.67%
Time deposits	454,295	3,216	2.84%	459,482	3,203	2.83%	516,970	4,283	3.32%
Brokered Deposits	228,210	2,402	4.22%	319,199	3,219	4.09%	244,401	2,778	4.56%
Total interest bearing deposits	1,819,896	7,861	1.73%	1,877,441	8,322	1.80%	1,862,706	9,326	2.01%
Borrowed funds:
Federal funds purchased	125,005	1,171	3.76%	42,782	395	3.74%	46,214	517	4.49%
Repurchase agreements	125,120	45	0.14%	128,430	63	0.20%	124,636	79	0.25%
Short term borrowings	3,606	34	3.78%	3,988	38	3.86%	24,716	277	4.50%
Long term FHLB Advances	40,714	389	3.83%	77,778	749	3.91%	80,000	780	3.91%
Long term debt	49,514	430	3.48%	49,492	431	3.53%	49,424	430	3.49%
Subordinated debentures	36,078	597	6.64%	36,034	590	6.64%	35,899	655	7.32%
Total borrowed funds	380,037	2,666	2.81%	338,504	2,266	2.71%	360,889	2,738	3.04%
Total interest-bearing liabilities	2,199,933	10,527	1.92%	2,215,945	10,588	1.94%	2,223,595	12,064	2.18%
Demand deposits - noninterest bearing	1,018,453			1,005,769			1,020,374
Other liabilities	63,077			66,346			91,191
Shareholders' equity	364,956			365,817			353,068
Total liabilities and shareholders' equity	$ 3,646,419			$ 3,653,877			$ 3,688,228

Interest income/interest earning assets			5.02%			5.04%			5.10%
Interest expense/interest earning assets			1.28%			1.28%			1.42%
Net interest income and margin (5)		$ 30,412	3.74%		$ 30,608	3.75%		$ 30,653	3.68%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $(0.4) million for the quarters ended June 30, 2026 and 2025, respectively, and $(0.3) million for the quarter ended March 31, 2026.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 27, 2026

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	6/30/2026			6/30/2025
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$17,305	$323	3.76%	$36,281	$799	4.44%
Taxable	702,349	15,957	4.58%	752,903	18,435	4.94%
Non-taxable	205,667	3,302	4.10%	196,957	3,153	4.09%
Total investments	925,321	19,582	4.46%	986,141	22,387	4.75%

Loans:(3)
Real estate	$1,813,047	$44,642	4.97%	$1,837,146	$44,576	4.89%
Agricultural	60,738	1,447	4.80%	74,615	1,945	5.26%
Commercial	109,070	3,128	5.78%	106,296	3,127	5.93%
Consumer	2,522	109	8.72%	3,250	133	8.25%
Mortgage warehouse facilities	418,286	13,197	6.36%	341,075	11,970	7.08%
Other	2,270	30	2.67%	2,356	32	2.74%
Total loans	2,405,933	62,553	5.24%	2,364,738	61,783	5.27%
Total interest-earning assets (4)	3,331,254	82,135	5.03%	3,350,879	84,170	5.12%
Other earning assets	17,504			17,062
Non-earning assets	301,369			277,002
Total assets	$3,650,127			$3,644,943

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$230,847	$2,366	2.07%	$216,258	$2,712	2.53%
NOW	359,261	173	0.10%	377,009	259	0.14%
Savings accounts	365,002	216	0.12%	353,727	187	0.11%
Money market	163,073	1,387	1.72%	145,646	1,180	1.63%
Time deposits	456,874	6,421	2.83%	524,095	8,694	3.35%
Brokered deposits	273,453	5,621	4.15%	244,480	5,665	4.67%
Total interest-bearing deposits	1,848,510	16,184	1.77%	1,861,215	18,697	2.03%
Borrowed funds:
Federal funds purchased	84,121	1,565	3.75%	23,325	519	4.49%
Repurchase agreements	126,765	107	0.17%	118,533	148	0.25%
Short term borrowings	3,796	72	3.82%	14,437	323	4.51%
Long term FHLB Advances	59,144	1,138	3.88%	80,000	1,550	3.91%
Long-term debt	49,503	861	3.51%	49,413	860	3.51%
Subordinated debentures	36,056	1,188	6.64%	35,877	1,308	7.35%
Total borrowed funds	359,385	4,931	2.77%	321,585	4,708	2.95%
Total interest-bearing liabilities	2,207,895	21,115	1.93%	2,182,800	23,405	2.16%
Demand deposits - noninterest-bearing	1,012,146			1,011,895
Other liabilities	64,702			96,967
Shareholders' equity	365,384			353,281
Total liabilities and shareholders' equity	$3,650,127			$3,644,943

Interest income/interest-earning assets			5.03%			5.12%
Interest expense/interest-earning assets			1.28%			1.41%
Net interest income and margin(5)		$61,020	3.75%		$60,765	3.71%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.6) million and $(0.7) million for the six months ended June 30, 2026, and 2025, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

#####################################